Exhibit 23


Consent of Independent Accountants


We consent to the incorporation by reference in the registration statements of Protective Life Corporation on Form S-3 (File Nos. 333-30905, 333-39103 and 33-59769) and Form S-8 (File Nos. 33-51887 and 33-68036) of our report, dated February 11, 1998, except for Note N, as to which the date is March 2, 1998,on our audits of the consolidated financial statements and financial statement schedules of Protective Life Corporation as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996, and 1995, which report is included or incorporated by reference in this Annual Report on Form 10-K/A.



                                        /s/ COOPERS & LYBRAND L.L.P.
                                          COOPERS & LYBRAND L.L.P.



Birmingham, Alabama
June 19, 1998